Exhibit 99.1

Somera Communications Announces Preliminary Expectations

Of First-Quarter 2003 Financial Results

SANTA BARBARA, Calif., April 7, 2003—Somera Communications, Inc. (NASDAQ: SMRA), a leading telecommunications equipment asset management provider, today announced preliminary expectations of its financial results for the first quarter ended March 31, 2003. Somera will report final results at the close of market on April 29, 2003.

The Company anticipates net revenue ranging from approximately $34 million to $36 million and a net loss under accounting principles generally accepted in the United States (GAAP) ranging from approximately $0.04 to $0.05 per share. The Company also anticipates reporting strong balance sheet metrics, improved cash balances, no long-term debt, and lower operating expenses.

The Company attributed the revenue shortfall to worse than anticipated market conditions and North American operator deferral of 2003 capital spending, resulting primarily in lower sales of new equipment.

Somera cautioned that its expectations of first-quarter 2003 financial results are preliminary, based on information currently available and subject to the closing of its books and customary quarterly accounting procedures.

About Somera Communications

Somera provides Equipment Asset Management programs designed to help telecom operators better manage their networks and equipment asset base more efficiently and cost-effectively. The Company’s unique equipment and services offerings directly support their customers need to optimize their networks while stretching capital budgets and lowering operating expenses. Somera provides quality, tested new and redeployed equipment, equipment disposition programs to transform idle assets into needed currency, and technical planning, engineering, deployment, and logistics & materials management services. Founded in 1995, Somera has developed an impressive base of over 1,400 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding Somera’s estimates regarding revenues and earnings per share for the first quarter 2003. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry; the impact of competition in the market for supplying equipment to telecommunications operators; the risk of potential shortage of product supply; Somera’s ability to expand international operations and build services capabilities; risks related to any accounting adjustments; and other factors fully described in the Company’s reports to the Securities and Exchange Commission, including, but not limited to, the report on Form 10-K for the fiscal year ended December 31, 2002, and quarterly reports filed on Form 10-Q. Actual results may differ materially from the statements contained in this news release. The Company does not undertake to update any forward-looking statements that may be made by or on behalf of the Company. Copies of Somera’s Securities & Exchange Commission filings may be obtained by contacting Investor Relations, Somera Communications, at 1-805-681-3322.